Ladenburg Thalmann Asset Management Inc.

Code of Ethics

Effective Date: December 2017

Table of Contents

Ladenburg Thalmann Asset Management Inc.	1

I.	Introduction	2
II.	Standards of Business Conduct	2
III.	Scope of Code	2
a)	Who Must Comply	2
b)	Violating the Code of Ethics	3
c)	Reporting of Violations	3
d)	Conflicts of Interest	3
e)	Confidentiality	4
f)	Prohibition Regarding the Use of Material Non-Public Information	4
g)	Outside Business Activities	5
h)	Political Contributions	5
i)	Training and Education	5
j)	Grants and Gifts	5
IV.	Personal Securities Transactions	6
V.	Administration of the Code	9

APPENDIX A	11

APPENDIX B	12

APPENDIX C	13

APPENDIX D	14

I.	Introduction

Ladenburg Thalmann Asset Management, Inc. (“LTAM” or the “Firm”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) and stands in a position of trust and confidence with respect to its advisory clients. Accordingly, LTAM has a fiduciary duty to place the interests of its clients before its own interests and those of its employees.

In meeting obligations as a fiduciary and pursuant to the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), LTAM has adopted this Code of Ethics (“Code”). Employees are required not only to comply with this Code but also with all applicable federal securities laws.

II.	Standards of Business Conduct

Both from a legal and ethical perspective, LTAM is in a position of trust and responsibility with respect to its clients and their assets. If an investment opportunity that is deemed suitable for clients presents itself, the interests of clients should be the primary consideration. To that end, LTAM has established a series of policies and procedures designed to ensure that all Supervised Persons maintain the highest professional and industry standards. The Code supplements these policies and procedures by providing a core set of ethical standards or values that are reflected in the following general principles:

•	Supervised Persons must always act in accordance with all applicable federal securities laws and regulations and other applicable laws and regulations.

•	Supervised Persons must at all times place the interests of clients ahead of their personal interests.

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Supervised Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any LTAM client:

i.	employ any device, scheme or artifice to defraud;
ii.	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
iii.	engage in any act, practice or course of business which would operate as a fraud or deceit; or
iv.	engage in any manipulative practice.

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential and even internally should be only disclosed on a need to know basis.

•	Supervised Persons must report any violations of the Code promptly to the CCO.

III.	Scope of Code

a)	Who Must Comply

The Code applies to all “Supervised Persons” of LTAM which includes: officers, directors and employees of LTAM; all investment adviser representatives of LTAM and their associates (together with the investment adviser representatives, “Affiliates”); and any other person who provides advice on behalf of LTAM and/or is subject to LTAM’s supervision and control.

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Certain provisions of this Code are applicable only to a subset of Supervised Persons called “Access Persons” which includes (i) any officer or director of the firm or (ii) any Supervised Person who has access to nonpublic information relating to client purchases or sales of securities or who has access to such recommendations that are nonpublic. Under the Code, all members of the Compliance & Supervision Department will be considered Access Persons unless granted a written exemption by the CCO.

Supervised Persons are required to read the Code (including any amendments) and to certify annually that they have received the Code and complied with its provisions (See Appendix A). Acknowledgement of and compliance with the Code are conditions of initial and continued employment and or affiliation with LTAM. All Supervised Persons also must abide by Ladenburg Thalmann & Company’s (“LTCO”) Policy Statement on Business Ethics and Conflicts of Interest and Written Supervisory Procedures.

Any Supervised Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action is urged to contact the CCO.

b)	Violating the Code of Ethics

The Firm may impose penalties for breaches of the policies and procedures contained in this Code. In the event any Supervised Person, after reviewing the Code of Ethics and signing an acknowledgement as to understanding and agreeing to abide by the Firm's policies and procedures, violates any provision, policy or procedure outlined in this Code, such Supervised Person may be subject to various sanctions, depending on the violation, including a verbal reprimand, a written reprimand, profit "give ups," fines, referrals to regulatory and self-regulatory bodies or the termination of employment with the Firm. Specific sanctions imposed will be determined on a case-by-case basis and will be based upon the infraction and a determination by the senior management of the Firm. Furthermore, depending on the violation, a Supervised Person who breaches the Firm's Code of Ethics may be subject to civil or criminal actions.

c)	Reporting of Violations

Violations of the Code will be taken seriously. Each employee of LTAM has an obligation to report such violations to the CCO in an expeditious manner after becoming aware that a violation has occurred. Reports of violations will be kept strictly confidential in order to avoid retaliation from those involved. LTAM will also allow anonymous submissions of violation reports so as to keep concerned employees at ease. Any breach of the confidentiality of a report of a violation of the Code will constitute a further violation of the Code and will be dealt with as such.

In addition the CCO and the firm’s employees have an ongoing obligation to report conduct that has a widespread or potentially widespread impact to the firm, its customers, or the markets, and conduct that arises from a material failure of the firm's systems, policies, or practices involving numerous customers, multiple errors, or significant dollar amounts or multiple instances of any violative conduct.

d)	Conflicts of Interest

A major component of carrying out our fiduciary duties to our clients is the awareness and disclosure of conflicts of interest. A conflict of interest occurs when the best interests of the Firm and/or its representative(s) are contrary to the interests of our clients. Such a conflict can arise when a representative of the Firm pursues interests that prevent that individual from performing his duties to his/her client(s) objectively and effectively. Conflicts of interest also arise when a representative or member of the representative's family receives certain benefits as a result of the individual's position with LTAM.

An Access or Supervised person must not use his/her personal relationships to influence LTAM’s trading activities of client accounts in a manner that will be beneficial to the access person, his/her family members, and/or acquaintances; nor shall an Access person engage in activity that is detrimental to LTAM or its clients. Any conflict of interest that arises in a specific situation must be disclosed by the individual and resolved before taking any action on behalf of the client(s) involved.

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On occasion, LTAM may purchase and hold affiliated Ladenburg Thalmann Financial Services Inc. (“LTFS”) securities, including equity or fixed income instruments, for client accounts. LTAM associates are prohibited from purchasing LTFS securities for client accounts on a discretionary basis, and such purchases and holdings are generally made as an accommodation to clients. Nevertheless, because such arrangements pose a potential conflict of interest, LTAM will not charge advisory fees on these assets. Nor will LTAM vote proxies relating to these securities.

e)	Confidentiality

LTAM generates, maintains and possesses information that we view as proprietary, and it must be kept confidential by our Supervised Person. This information includes, but is not limited to: Investor lists and information about our Investors generally; investment positions that have not otherwise been publicly disclosed; research analyses that have not otherwise been publicly disclosed and trading strategies; Advisory Client performance; internal communications; legal advice; and computer access codes. Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the Firm or the Advisory Clients. In addition, Supervised Persons may not disclose proprietary information to anyone outside the Firm, except in connection with the business of the Firm and in a manner consistent with their employment duties or LTAM’s interests or as required by applicable law, regulation or legal process. When disclosing such information, Employees are expected to use their discretion and business judgment. Failure to maintain the confidentiality of this information may have serious detrimental consequences for LTAM, the Advisory Clients, and the Supervised Person who breached the confidence.

f)	Prohibition Regarding the Use of Material Non-Public Information

It is illegal to trade (or provide information to others for them to trade) while you are in possession of “Material Non-Public Information” that has not been publicly disseminated. Material Non-Public Information is information that has not been publicly disclosed and which a reasonable investor would utilize to make an investment decision. Information about LTAM is nonpublic if it is received under circumstances, which indicate that it is not yet in general circulation, and may be attributable, directly or indirectly, to LTAM or its insiders. Information should be not considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a filing with the SEC or by a press release). An individual who has access to Material Non-Public Information may not attempt to “beat the market” by trading simultaneously with, or shortly after, the release of the information to the public. If in doubt about whether something is “material” or whether it has been “publicly disseminated” please contact LTAM’s CCO.

i.	Examples of Material Non-Public Information

While it is not possible to identify all information that would be deemed Material Non- Public Information, the following types of information ordinarily would be included in the definition if not yet publicly released:

•	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•	Financial projections and strategic plans.
•	Potential mergers and acquisitions or the sale of significant assets or subsidiaries.
•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•	Significant pricing changes.
•	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•	Significant changes in senior management.
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•	Significant labor disputes or negotiations.
•	Actual or threatened major litigation or the resolution of such litigation.
•	Tender offers.

g)	Outside Business Activities

All outside business activities conducted by a Supervised Person are required to be disclosed in full detail concerning the proposed outside activity per LTCO policy including the number of hours involved and the compensation to be received. In addition when accepting a position serving as an officer, director, or partner in any private business, charitable organization or non-profit organization, one must also obtain approval from the CCO of LTCO and or LTAM. Charitable activities are not included in this requirement unless the employee is being compensated for such activity or has the power to direct investments.

h)	Political Contributions

No corporate funds, merchandise, or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in writing by the CCO. This Code does not apply to or restrict the ability of any Supervised Person of the Company to participate voluntarily in political activities on their own personal time or to make personal contributions. In addition, before making any solicitation for or endorsement of any campaign or candidate using company letterhead or your companies email address, referencing your affiliation or while on business, Supervised Person must obtain preapproval from the CCO. Such activity is generally discouraged, but may be permitted with appropriate disclaimers. LTAM is prohibited from reimbursing for political contributions made from such individual's personal funds.

All political contributions to a candidate for office in any state or municipality (other than those fitting the exception described below) or to a candidate for federal office who currently serves as an official of any state or municipal government entity must be disclosed. Representation of the information required is attached Exhibit D. You need not pre- clear contributions of $350 or less made to the campaign of a state or municipal candidate for whom you are entitled to vote. You need not pre-clear contributions of $150 or less made to the campaign of a state or municipal candidate for whom you are not entitled to vote. You also need not pre-clear donations made to a political organization, unless such organization is controlled by or formed for the purpose of electing a particular candidate.

i)	Training and Education

At least annually, advisors under LTAM are required to demonstrate that they have received education and consideration of the account structures, products and services that might be employed for any client relationship. LTAM’s CCO will make these opportunities available through various online postings and trainings.

j)	Grants and Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or raise a potential conflict of interest. Every Supervised Person of LTAM is also bound by the Gift Policy of LTCO and subject to the restrictions and requirements of LTCO’s Gift Policy in addition to LTAM’s Policy. As a general rule, Supervised Persons are prohibited from accepting extravagant gifts. Any gift or entertainment is not acceptable if an independent third party might think that the Supervised Person would be influenced in conducting business. Gifts of an extraordinary or extravagant nature to an employee should be declined or returned in order to avoid compromising the reputation of the Supervised Person or the Firm. These principles also apply to relationships between a Supervised Person and any official bodies or persons, as well as with clients. Any act that might be interpreted as an attempt at bribery is strictly prohibited. If any direct or indirect financing is provided to political parties, foundations or associations, it must be given in full compliance with the laws in force and must take place under supervision of persons authorized to carry out this activity.

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Examples of acceptable conduct include the following:

•  Acceptance of gifts, gratuities or amenities or favors based on obvious family or personal relationships where the circumstances make it clear it is those relationships rather than the Firm's business which are the motivating factor.

•    Acceptance of meals, refreshments, or entertainment, all of reasonable value not expected to influence business relationships.

•  Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as promotion, wedding, retirement or holiday.

If you are unsure as to whether gifts are extravagant and in violation of the Firm’s policy, either reject the gift or obtain clearance from the CCO. Supervised Persons may not borrow money from any of the Firm's suppliers or clients unless otherwise agreed to by the CCO, or its designee. However, the receipt of funds on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

IV.	Personal Securities Transactions

a)	General Requirement

i.	New Supervised or Access Persons

When a person becomes a Supervised Person or an Access Person (either because of new hire or a change of responsibility), the person must report to the CCO, all Personal Securities Accounts and Reportable Securities Holdings in which the Supervised Person or their Family Members have a beneficial ownership interest. Any Personal Securities Account that is not held at LTAM must be transferred to LTAM within thirty (30) days of becoming a Supervised Person, unless an exception is granted.

ii.	Personal Securities Account

“Personal Securities Account” means any account where general securities business, for the purposes of this policy, the term "securities" includes stocks, bonds, options, index futures, warrants, limited partnership interests and other similar investments. Commodities, which include, futures, forwards, currencies and options on futures, are also considered securities under this definition. A Personal Securities Account does not include accounts that are limited to transactions in unit investment trusts, variable contracts and mutual funds (see Exceptions below).

As described herein, the Firm has established procedures to minimize the risks that Supervised Persons will seek to trade unlawfully through their own "employee accounts" or through "employee related accounts", which shall be deemed to include immediate family members. For the purposes of the foregoing, "employee accounts" and “employee related accounts” shall be deemed to include all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more of the Firm's officers, members or employees has a substantial economic interest. A substantial economic interest will generally be 10% of the principal amount of an account. Investment partnerships and similar indirect means of ownership shall also be included in the foregoing definition of Supervised Persons accounts.

iii.	Personal Securities Transactions
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Access persons (as defined above) are required to submit a “pre-clearance” request form to compliance for pre- trade approval. In addition all Supervised and Access Person are to offer investment opportunities to clients before personally acting on them allowing the client a reasonable time period to act on the opportunity before placing a personal securities transaction. All employees are required to monitor the restricted securities list provided on a daily basis by our affiliate broker-dealer Ladenburg Thalmann & Co. Inc. The company will initiate and notify employees of the existence of the restricted period. Violations of this provision, even if unintentional, can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

b)	Reportable Securities Holdings “Reportable Security” means all securities, except:
•	Direct obligations of the U.S. government;

•	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds, whether affiliated or non-affiliated;

•	Shares issued by open-end investment companies, other than shares of any affiliated fund (i.e., any fund for which LTAM serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by or is under common control with LTAM); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are affiliated funds.

c)	Exceptions – Accounts Permitted to Be Maintained Away from LTAM

Supervised Persons and their Family Members are permitted to maintain accounts that are at a broker, dealer or bank other than through LTAM and its affiliates. In addition, the CCO may grant an exception to the requirement that a Supervised Person’s (or Family Member’s) Personal Securities Account be maintained at LTAM when a previously acquired investment involves a unique securities product that is not offered by LTAM, or if the sale of such an investment or product that is proprietary to another firm would unreasonably penalize the Supervised Person (or Family Member).

d)	Reporting Requirements

i.	Initial and Annual Holdings Reports

Within 10 days of becoming an Access Person and annually thereafter, Access Persons must report to the CCO, all Personal Securities Accounts and Reportable Securities Holdings in which the Access Persons or their Family Members have a Beneficial Ownership interest. The report must include a list of all Personal Securities Accounts, the name of any broker-dealer or bank where the Personal Securities Account is maintained, as well as account type and title. In addition, for Reportable Securities that are not held in a Personal Securities Account the following information must be identified: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount held. (See Appendix B – Initial Holdings Report and Appendix C – Annual Holdings Report).

Brokerage account statements may be submitted in lieu of separately identifying Reportable Securities Holdings on either the Initial or Annual Holdings Reports.

For Initial Holdings Reports, all information in the report must be current as of a date no more than 45 days prior to the date person became an Access Person. For Annual Holdings Reports, all information in the report must be current as of a date no more than 45 days prior to the date the report was submitted.

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ii.	Quarterly Transaction Reports

The receipt by the CCO of broker trade confirmations or account statements for Personal Securities Accounts will satisfy the quarterly transaction reporting requirements so long as those confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter. Therefore, Personal Securities Accounts that are held with LTAM will be deemed to satisfy the quarterly transaction reporting requirements. In addition, for any Personal Securities Account that is not maintained with LTAM, the Supervised Person (or Family Member) must arrange for duplicate transaction confirmations and duplicate monthly statements to be forwarded directly to the CCO, not later than 30 days after each quarter.

For transactions in Reportable Securities that are not held in a Personal Securities Account, the Supervised Person must submit to the CCO, no later than 30 days after the end each calendar quarter, a transaction report covering all transactions for the prior quarter and includes the following information:

The date of the transaction, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition); The price of the security at which the transaction was effected and; name of the broker, dealer, bank or other intermediary through which the transaction was effected.

e)	Reporting Exceptions

Supervised Persons are not required to submit:

i.	Any report with respect to securities held in accounts over which he or she has no direct or indirect influence or control; or

ii.	Any transaction reports with respect to transactions effected pursuant to an automatic investment plan (i.e., any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation).

f)	Access and Supervised Person Trading Restrictions

The following are LTAM’s restrictions on Access and Supervised Persons’ personal trading:

Restricted Investments

Security Type	Purchase	Sale
Limited Offerings*	PERMITTED – Subject to advance written approval by the CCO	PERMITTED – Subject to advance written approval by the CCO

______________________

*Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements) and may include:

•	Transactions in securities, options, commodities or futures contracts that are not publicly offered or traded;
•	Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;
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Initial Public Offerings **	PROHIBITED	PROHIBITIED
Securities on Watch List***	PERMITTED – Subject to advance written approval by the CCO	PERMITTED – Subject to advance written approval by the CCO

i.	Front-Running Prohibition

Access and Supervised Persons may not enter orders for accounts in which they have a beneficial ownership interest to benefit from their knowledge of clients’ orders in a particular security (‘‘front-running’’). This includes orders in securities that are derivatives (options, warrants, etc.) of the security being purchased or sold by the client.

V.	Administration of the Code

The CCO will receive and review all reports submitted pursuant to the Code, except the personal transactions of the CCO, which will be reviewed by President/CEO and/or COO. The CCO or delegate will review reports to determine that Supervised Persons trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

a)	Recordkeeping

The CCO also will ensure that all books and records relating to the Code are properly maintained. LTAM will maintain the following records in a readily accessible place:

•	A copy of each Code (including any amendments) that has been in effect at any time during the past five years;

•	A record of all written or electronic acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	A record of each report made by an Supervised and/or Access Person, including any brokerage confirmations and brokerage account statements obtained;

__________________________

•	Acceptance of offers of options or shares by personnel who serve on boards of directors;
•	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members);
•	Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and
•	Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

**Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

*** Watch Lists may include:

•	Underwritings where the securities are subject to restrictions under rules of the ’34 Act including Regulation M (trading during a distribution);
•	Issues where LTAM or our affiliate has material, non-public information and the firm’s underwriting and syndicate involvement is publicly known and a restriction is appropriate;
•	Limitations on solicitations of orders;
•	Limitations for transactions within investment advisory accounts;
•	A large firm concentration of any particular security; and
•	Other restrictions determined by LTAM’s or LTCO’s CCO.
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•	A list of the names of persons who are currently, or within the past five years were, Supervised and/or Access Persons;
•	A record of any decision for approving the acquisition of securities by Supervised and/or Access Persons in private placements and hedge funds for at least five years after the end of the fiscal year in which approval was granted.

b)	Amendments

If amendments are made to the Code on other than an annual basis and determined to be material, Supervised Persons will be required to submit a written acknowledgement that they have received, read and understood the amendments.

c)	Annual Report

At least annually, the CCO will provide a report to the President of LTAM. The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the CCO believes should be made to the Code.

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APPENDIX A

Form for Initial Certification

for Employees Regarding Code of Ethics

Name of Supervised Person:

To: CCO, Ladenburg Thalmann Asset Management, Inc. (“LTAM”)

Re: Investment Advisory Code of Ethics Acknowledgment

I have read and understand the Firm's policies and procedures (including those related to personal securities transactions and insider trading) and am familiar with the SEC and state rules and regulations related thereto. I agree to follow these rules, regulations, policies and procedures and realize that my failure to do so may result in disciplinary action against me and/or the Firm. I have also been supplied a copy of the Firm's Code of Ethics and understand my obligations pursuant to the Code of Ethics.

Signature	Date

INSTRUCTIONS: Return this Acknowledgment of Receipt within 10 days of receipt to the CCO. You should keep your copy of the Code.

APPENDIX B

INITIAL Reportable Securities HOLDINGS REPORT

Name of Reporting Person:

The Initial Access Person holding report is required within 10 days of becoming an LTAM Supervised Person.

Information in Report Dated As Of:

Date Report Submitted:

Securities Accounts. If you have no securities accounts to report, please check here. ◻

If you have no reportable securities holdings, please check here. ◻

If all reportable securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ◻ (All statements must be dated within 45 days of acknowledgement of LTAM Code of Ethics)

I have the following accounts open at a broker-dealer, including our affiliate broker-dealer (all accounts must have duplicate confirms or statements sent to the firm):

Account Number	Are Duplicates Sent?	Type of Account	Name of Broker Dealer

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature:

Date:

APPENDIX C

ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Information in Report Dated As Of:

[Note: Information contained in this report must be current as of December 31st of the current year.]

Date Report Submitted:

Securities Accounts. If you have no securities accounts to report, please check here. ◻

If you have no reportable securities holdings, please check here. ◻

If all reportable securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ◻ (All statements must be dated within 45 days of acknowledgement of LTAM Code of Ethics)

I have the following accounts open at a broker-dealer, including our affiliate broker-dealer (all accounts must have duplicate confirms or statements sent to the firm):

Account Number	Are Duplicates Sent?	Type of Account	Name of Broker Dealer

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature:

Date:

APPENDIX D

IA 206(4)-5

LTAM Covered Associates

Name of IA: Ladenburg Thalmann Asset Management Inc.

Report period:

Advisors Name

Business City & State

Residential City & State

i.	Are you currently a member or leader of a Political Action Committee? YES (if Yes, please explain) NO
ii.	Have you during the report period made any political Contributions or Payments in the amount of or in excess of $150? YES (if Yes, please complete section below) NO

I.	CONTRIBUTIONS made to government entities or government officials

City/State	Complete name, title (including any city/county/state or other political entities) or government officials:	Amount of Political Contribution:	Date:
Albany/NY	Mr. Andrew Cuomo, Governor (example)	$1,000	10/15/2010

II.	PAYMENTS made to political party or subdivision or political action committee

City/State	Complete name, title (including any city/county/state or other political party or subdivision) or political action committee:	Amount of Political Payments:	Date:
Florida	Florida Democratic Party (example)	$500	10/15/2010

Contributions & Payments: “Political contribution” is defined to include a direct or indirect means of any gift, subscription, loan, payments for debts incurred, advance payments, or anything of value, tangible or intangible made: for the purpose of influencing the election of a federal, state or a local official or state office of a person who is also a state official. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office. “Payments” are defined to include all items noted above without the desire or purpose of influencing elections.

Officials & Government Entity: (1) An official includes an incumbent, candidate or successful candidate for elective office of a government entity. (2) Government entities include all state and local governments, their agencies and agencies that issue debt, and all public pension plans and other collective government funds, including participant-directed plans.

I attest that the foregoing information is true and correct.

Signature:                                                                    Date: